Exhibit 99.2

Renaissance Learning, Inc.

Q2 Earnings Conference Call

July 21, 2011

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.

Welcome to Renaissance Learning's Second Quarter Earnings conference call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, this conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Ms. Mary Minch.

Thank you.  Please go ahead, Ms. Minch.

Ms. Mary Minch:  Good afternoon.

I'm Mary Minch, the Chief Financial Officer of Renaissance Learning, and with me today are Glenn James, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Welcome to our second quarter conference call.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions, which management believes are reasonable.  Any such forward-looking

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statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our second quarter earnings release and in the Company's Securities and Exchange Commission filings, including Forms 10K and 10Q.

I'll begin our call today with a review of the second quarter financial results, and then Steve and Glenn will provide some brief comments about our operations.

Following our comments, we'll be happy to take your questions.

Second quarter revenue of $35.7 million was up 15 percent from second quarter 2010 revenue of $31 million.

Net income was $5.3 million, or 18 cents per share, compared to $4.3 million or 15 cents per share in the second quarter of 2010.

Our total product revenue was up 16.1 percent compared to the same quarter in the prior year.

The subscription component of product revenue, that amount primarily related to the portion of student subscription fees for software of our non-STAR Enterprise products, grew by 22.6 percent compared to the same quarter in the prior year and similar to the trailing quarter's growth, reflecting the continued transition of our customers to the Web-based subscription version of our products.

The non-subscription portion of our products, which primarily includes quizzes, hardware and Successful Reader, grew by 7.7 percent in the quarter.

The expected and ongoing declines in quiz sales as customers transition to AR Enterprise, where they have access to our more than 150,000 quizzes as part of their

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subscription fee, was offset by strong growth in our hardware sales.  Steve will provide more color on our order growth in a moment.

Service revenue, in total, was up 12.7 percent, continuing the trend of now 17 straight quarters of year-over-year growth in service revenue.

Subscription service revenue, which primarily includes the portion of the student subscription related to software support and also includes hosting and coaching services, grew by 21 percent, similar to the trailing quarter.

Non-subscription service revenue, which consists of installation services, technical consulting and onsite and remote professional development, was essentially flat in the quarter.

As a reminder, STAR Enterprise meets the accounting definition of software as a service, so the revenue recognition is different than our other software products.  The full subscription fee is recorded as service revenue rather than split between product and service, and the startup fees for STAR Enterprise are recognized over a much longer period of time.

For our other software products, startup fees are recognized within three to six months of receiving the order.  Because STAR Enterprise falls under the accounting software--accounting for software as a service, these setup fees will be recognized over the life of the customer, which is expected to be many years.

In Q2, we received orders for about $1 million in STAR Enterprise startup fees, most of which are reflected in long-term deferred revenue.

We believe that investors will want to primarily focus on the total subscription versus non-subscription portion of our business because the differentiation of product

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versus service is getting less intuitive as more of our software is offered on a hosted-only basis and, therefore, may meet the definition of software as a service.

For the second quarter, subscriptions and recurring services as a percentage of total revenue was 61 percent compared to 63 percent in the trailing quarter and 57 percent in the second quarter last year.

The slight decrease, compared to the trailing quarter, is a reflection of the higher revenue for hardware in the quarter and the seasonality that I mentioned earlier, in that we tend to recognize more non-subscription services, such as new school startup revenue and more professional development revenue in Q2 versus Q1.

Our order pattern continues to become more and more seasonally weighted to the second and third quarters and, as such, total deferred revenue increased by approximately $4.1 million in the quarter, following an $11.6 million decrease in the trailing quarter.  The long-term component of deferred revenue also increased in the quarter.

About $1 million of that increase relates to the STAR Enterprise startup orders that I just described.  The rest is additional multi-year orders received in the quarter, which are outpacing the long-term rolling into short-term from prior year's multi-year orders.

Overall gross profit margins for the quarter were 77.6 percent, down from 78.6 percent last year.  Product gross margins were 80.5 percent compared to 82.8 percent in the prior year.  The decline was primarily a result of lower hardware margins caused by several large deals receiving discounts and by a reduction in inventory reserves in the prior year, which was not recurring this year.

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Service gross margins were 70.9 percent, up from 69.1 percent in the prior year, primarily due to a mix more heavily weighted to our more profitable service offerings.

Total operating expenses were $19.3 million compared to $17.5 million in the prior year.

Product development expenses were essentially flat to the prior year.

Expected increases in research and development resources have been slightly delayed, while the cost additions that actually occurred were offset by about $300,000 of capitalized internal software development costs.

One additional note on capitalized software.  Our statement of cash flow indicates capitalized software of $1.2 million for the quarter.  This consists of the $300,000 of internal costs and about $900,000 of purchased software.

The purchased software relates to the report writer used in our products.  We haven't changed the report writer.  We just entered into a new agreement with the same vendor whereby we purchased a perpetual license at a favorable price point and, therefore, have recorded this as an asset, capitalized software, and a liability, as it's payable over three years.

Looking at research and development costs going forward, we have now added a majority of the resources planned and expect capitalized software to begin tapering off in Q3.  Therefore, research and development costs will likely increase by $400,000 to $500,000 from current quarterly run rates.

Selling and marketing expenses increased by about $800,000 in the quarter compared to the prior year.  While partly impacted by planned expansion in some of our

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sales resources and by commissions, a large portion of the increase in selling expense relates to costs associated with focused sales events and forums.

We held several events promoting AR Enterprise, Successful Reader, School Improvement and Urban Initiatives, which we expect to help drive additional growth in these areas in the quarters ahead.

General and administrative expenses increased about $900,000 compared to second quarter last year.  Other than some costs related to our new CEO, which account for some of the uptick in cost, the rest of the variance, compared to the prior year, is not an ongoing increase in our G&A spending level.  These include higher legal expenses, consulting and fees related to our state and federal programs and initiatives and travel costs.

The legal expenses are the biggest factor and primarily relate to defending our intellectual property and other matters.  While we don't expect these issues to result in any material settlement cost, they still take legal time, resources and cost to address.  Going forward, we would expect that most of these additional G&A cost items will tend to moderate.

Operating cash flow was an $800,000 use of cash from operations, versus $4.8 million provided from operations in the second quarter of 2010.  The prior year was helped out by collections on a large first quarter 2010 order.

In addition, as our orders become more seasonal, our operating cash flow is also becoming more seasonal, with most of the cash being generated in the third and fourth quarters.

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The timing of orders within the quarter also significantly impacted Q2 cash flows.  While second quarter orders increased by 18 percent over the prior year, nearly 40 percent of those orders were received in the last three weeks of the quarter and therefore will be collected in the third quarter.

Now I'll turn it over to Steve to provide additional comments about our operations.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

As Mary noted in the financial review, we achieved solid growth in both revenue and earnings this quarter along with strong orders of $41.2 million, which were 18 percent higher than the second quarter 2010.

Orders were affected by a number of factors, including a good start to the launch of our new STAR Enterprise product, a single large NEO order of nearly $1 million, several multiple-year subscriptions that added $1.1 million for periods beyond the next school year and a positive start to the subscription renewal season.  Approximately $1 million of subscription renewal orders were received in Q2 that we normally would have expected in Q3.

The seasonality of our orders, as Mary mentioned, continues to change, making Q2 order performance particularly important.  Under our subscription model, the timing of orders is shifting away from the first and fourth quarters to the second and third calendar quarters.

We now rely on order performance in Q2 and Q3 to achieve most of our growth for the year.  You will recall that orders declined by 17 percent in the first calendar

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quarter, but with the strong Q2 bookings, orders for the first half of 2011 are now ahead of last year by 3 percent.

Software orders of $34.2 million were up 18 percent with both reading and math product lines experiencing excellent growth, led by orders for our STAR assessment products, including the new Enterprise versions.

Hardware orders were a bright spot in the quarter, too, growing almost 20 percent over last year to about $7 million.  This is particularly gratifying because hardware purchases can be more easily impacted by funding pressures since they're viewed as discretionary.

The $1 million order for NEOs, for district-wide implementation, along with record quarterly sales of our 2Know! classroom response system, accounts for the hardware order gains achieved.

I mentioned that the subscription renewal orders are off to a good start.  While the heaviest renewal volume is in Q3, our experience thus far provides confidence that we can maintain reading school renewal rates in the mid 90 percent range and math school renewals in the mid 80 percent range.

We are, however, experiencing some slight pressure on student capacity.  For those schools that have renewed, subscribed student capacity is down about 2 percent, which is to be expected, as many schools are carefully managing the capacity they pay for.  Overall, we're pleased with our renewal success to date, especially since our customers' schools are facing continued and, in some cases, increasing, budget pressures.

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The favorable renewal pattern in the face of challenging school funding conditions is further evidence that our products are important and affordable to our school customers.

We added about 1,300 new Renaissance Place schools in the second quarter and now have about 36,000 schools actively using RP.  Of those RP schools, about 30,000, or 85 percent, are hosted by us.

Schools using Accelerated Reading Enterprise number about 29,000, an increase by more than 1,200 schools in the quarter.  We also have nearly 2,600 schools under subscription for one or more of the Enterprise versions of STAR, most of which came on this quarter.

The Enterprise version of STAR provides enhancements and expanded capabilities that we're charging $2.49 per student per year for the subscription compared to 99 cents for the previous version.

Upgrading STAR customers offers a significant revenue growth opportunity for us, just as upgrading AR customers has and still does.  We mention every quarter that customers upgrading to the Enterprise version of Accelerated Reader from the desktop version, on average, increased their annual spending with us by over $1,000 per year in addition to adding hosting and professional development revenue.  STAR Enterprise adds to the overall revenue growth opportunity that our total Enterprise product line offers.

Now I'll turn the floor over to Glenn for some additional comments on our initiatives and our outlook.

Mr. Glenn James:  Thanks, Steve.

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We're pleased with the financial results and order growth achieved in the second quarter, affirmation that our strategies are working and that the underlying strength of our business is sound.  Perhaps the best example of that strength is the loyalty our existing customers are exhibiting with a solid start to our renewal period.

Steve mentioned the strong start to the launch of the Enterprise versions of our STAR Assessment products.  STAR Reading Enterprise was just released last month, following STAR Math Enterprise several months earlier.  And while it's still very early in the launch of this new version, we're pleased with the reception it has received from customers thus far.

The STAR Enterprise products have the capability to benchmark against the new Common Core State Standards, as well as existing state standards, in addition to providing specific skills data, proficiency reporting, predicting state test results and instructional planning reports.

We expect to realize incremental revenue from customers upgrading to the Enterprise version by providing compelling value for the higher price.  STAR Enterprise is still priced lower than competitive products, is administered more efficiently in less time and provides the reliable data and specific reports that educators need.  Better, faster and cheaper is difficult to beat.

But, there's another reason and benefit to the introduction of this product line.  STAR Enterprise is our first true district-level product.  Certainly, our other products are used successfully in district-wide implementations, but STAR Enterprise is even more appealing for district-wide implementations.  Districts want to standardize on one

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assessment product across all of their schools to provide consistent and comparable data on all students.

We expect STAR Enterprise to generate more district-level discussions and open doors in districts where we currently do not have a strong relationship, potentially being a catalyst for expanded district-wide orders of our other reading and math products.

Because STAR Enterprise is only offered as a hosted product, districts adopting it that are currently not hosted are more likely to migrate to the hosted platform as well.

In addition to the launch of STAR Enterprise and the ongoing efforts to migrate schools to the Enterprise versions of AR and AM, a third leg of the strategy is the launch of our comprehensive School Improvement program called the Renaissance School Excellence Program.

School Improvement is one of the fastest-growing and most highly visible segments in the education industry, stemming from the Federal School Improvement Grant Program, or SIG, but expanding well beyond the lowest-performing schools that qualify for SIG funding.

Many companies are getting into School Improvement but, the fact is, we've been in that business of improving schools for 25 years, and the greater visibility for comprehensive School Improvement programs offers opportunity for us.

School Improvement allows us to implement many of our products in a framework that includes substantial training and services, usually over a three-year period.  Not only is the larger deal size a benefit, the service package and extensive involvement of our consultants, along with the school leadership commitment, makes for

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a high likelihood of success and meaningful improvement in student learning and test scores.

Our technology and ability to monitor progress daily and make adjustments accordingly provides a substantial advantage for improving schools that makes Renaissance School Excellence one of the few and, perhaps, only truly sustainable and scalable School Improvement programs on the market.

We launched Renaissance School Excellence in the U.S. in a number of pilot schools in the spring, and we'll be adding more this fall.  While this has not had a large impact on our total revenue yet, with success over this next school year, we expect the Renaissance School Excellence Program will lead to significant revenue growth in the years to come.

Last month, we launched the Accelerated Reader student app that enables students to take AR quizzes in the classroom using the iPad, iPod Touch and iPhone.  The app provides Accelerated Reader customers, hosted on the Renaissance Place real time platform, with an option to wirelessly take AR quizzes, eliminating the issue of students waiting for access to limited classroom computers.

Previously, we had released the AR Activity Widget, which allows school administrators to track their school or district's reading progress on their Websites or by using their iPad, iPod Touch or iPhone.

These are apps--these apps are significant to not only provide students easier and efficient access to AR quizzing, but they also serve to remind educators that the AR Program is continuously evolving.

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While AR's basic functionality is motivating and guiding reading practice, which is the most essential element in improving reading skills, enhancements like Home Connect, Dashboard and other reading improvements, the Widget and, now, quizzing on mobile devices, make it even more effective and progressive.

Despite the fact that AR accounts for about 50 percent of our revenue and is over 25 years old, we still see it as a substantial growth vehicle.

We continue to be cautious about the near term and still believe the 2011/2012 school year will be one of the most challenging.  State and local tax revenues are staging a modest recovery, but states continue to face sizable deficits.

According to the National Center on Budget and Policy Priorities, 42 states have or are working on closing budget shortfalls totaling $103 billion for fiscal 2012, mostly through spending cuts, including cuts to K through 12 education.

According to a survey by the Center on Education Policy, over 80 percent of school districts are expecting funding cuts for the 2011/2012 school year.  While most are dealing with this through staff reduction and larger class sizes, 64 percent of districts in the Center's survey indicate that they plan to cut instructional materials and technology spending.

At the federal level, we don't anticipate significant funding changes either up or down, though we continue to be encouraged with the alignment between the suggested policy changes being discussed as part of the reauthorization of ESEA and our current product offerings, including an emphasis on teacher effectiveness, school improvement, practice as an important element of learning and support for the Common Core State Standards.

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So, we expect the upcoming school year to be difficult from a funding perspective, probably the trough of the cycle before states can afford to fund education at higher levels.

Now, we'll be answer to--happy to answer any questions that you have.

Operator, you may open up the lines.

Operator:  Thank you.

Ladies and gentlemen, if you'd like to ask a question, please press star-one on your telephone keypad.

A confirmation tone will indicate your line is in the question queue.

You may press star-two if you'd like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

One moment, please, while we poll for questions.

Our first question comes from the line of Bob Craig with Stifel Nicolaus.  Please proceed with your question.

Mr. Bob Craig:  Good evening, everybody.

Mr. Steve Schmidt:  Hi, Bob.

Mr. Glenn James:  Hey, Bob.

Mr. Bob Craig:  Congratulations on the quarter.

Mr. Steve Schmidt:  --Thank you--.

Mr. Bob Craig:  --Just a couple questions for you regarding orders.

I'm taking a look at the orders during the second quarter and, excluding the extraordinary items, how did those orders trend with your plan?  And especially looking

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at that, you know, 40 percent of second quarter orders that happened during the last three weeks of the quarter, was that basically in line with the--in terms of quantity, with what you expected?

Mr. Steve Schmidt:  Yeah.  You know, it's always heavy toward the end of the quarter.  Schools typically have budgets--years that end June 30th, and so sometimes there's some fairly urgent spending or POs that have to be issued during that time frame.

The 40 percent was probably a little heavier than it has been in the past, maybe greater than our expectations, but it included the large NEO order and some other, you know, larger-size orders this year.

So, I don't think there's too much to read into all that, other than the fact that it--the larger orders just happened at that time of the quarter.

Mr. Bob Craig:  Okay.

And you mentioned a strong start to STAR.  Did that trend in line with your expectations?  Or was that ahead of plan?

Mr. Steve Schmidt:  It's probably a little bit ahead of plan.  I mean, we expect a lot out of STAR.  I didn't know how much was going to happen right out of the box here in Q2.  Certainly going to expect it to be a good performer for Q3 for the new school year, but, we're pleased with it.

Mr. Bob Craig:  And if you said so, I missed it.  Did you quantify STAR orders in dollar terms?

Mr. Steve Schmidt:  We didn't.  I did mention that there's 2,600 schools using one or more of the STAR Enterprise products.

Mr. Bob Craig:  Okay.

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You know, Glenn, you sounded some cautionary notes again, and certainly--rightfully so, given the macro environment on 3Q, but, you know, anything that you are seeing in direct customer interaction that's behind that over and above the obvious macro issues?

Mr. Glenn James:  No, Bob.  I guess I would say that my customer interactions along these lines have been fairly consistent with what we've seen the last several months and sort of were the basis for the comments that I made.  Nothing that would indicate substantial change either up or down in that regard.

Mr. Bob Craig:  Okay.

Would you be--not to put words in your mouth.  Will you--would you be disappointed if third quarter orders were not positive?

Mr. Glenn James:  I guess the way I would say it is, my expectation would be that we're going to grow, year-over-year, and that's the target that we're trying to hit.

Mr. Bob Craig:  Okay, okay.

While we're still on the subject of macro for a second, are you seeing tangible evidence that the elimination of budget uncertainty is helping drive decision making?  And how creative are decision makers being in finding buckets of money to pay for your products?

Mr. Glenn James:  Well, I don't know what the unit of measure is for creativity, so I'm not sure how I would characterize that.

I would not say that whatever elimination of uncertainty there may be, hasn't clarified the playing field for our customers at this point.  We're not seeing substantially different behavior in that regard.

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Mr. Bob Craig:  Okay.

Mr. Steve Schmidt:  This is Steve.

You have to realize that--I mean, Q2 is still pretty much operating under the former budget year.

Mr. Bob Craig:  Right.

Mr. Steve Schmidt:  --So, Q3 will really be--is a little uncertain for the schools yet.  In some cases, they've gotten some pretty good ideas of what the budgets are going to look like and have adjusted accordingly, but, you know, what their spending patterns will be and how Q3 will unfold is--we're still not sure how that's going to play out.

Mr. Bob Craig:  Okay.

Have you noted any tangible or measurable benefit, to your business from Race to the Top?

Mr. Steve Schmidt:  Race to the Top has been slow.  We're very actively following all the states that have Race to the Top money, and the various programs and RFPs, but while the states have qualified for the money, in some cases have received the money, the RFPs have not been awarded in large part yet.  So, that's, I think, yet to come for the upcoming school year.

Mr. Bob Craig:  One other one, and I'll turn it over here.

An update on the sales force in terms of size, turnover, additions?  I think last quarter you mentioned, roughly being up about 12 individuals.  Any further additions there?  Or has turnover in any way escalated?  In other words, are you happy with where the sales force is at the moment and/or, tend to make any additional changes?

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Mr. Steve Schmidt:  I think I mentioned last quarter that I'm never happy, but in terms of our sales force, I actually am very pleased with where we are.  We have developed an extremely professional and highly capable sales force, and we're absolutely on track with the comments I made last quarter.

There's a few of these position additions that are being added yet this month, ahead of the new school year, so you haven't seen the total impact of all of those additions in the Q2 cost.  But, we're on track with the plan that we outlined last time.

Mr. Bob Craig:  Okay, terrific.

Congratulations again.

I'll turn it over.

Mr. Steve Schmidt:  Thanks.

Operator:  Thank you.

Our next question comes from the line of James Lee with Potrero Capital.  Please proceed with your question.

Mr. James Lee:  Hi.

Want to ask about your STAR Enterprise.  Are you guys seeing any pushback from--how much pushback are you seeing from schools, given the price increase that they have to take?

Mr. Steve Schmidt:  Very little, James.  The additional capabilities being added are pretty compelling for schools, and at $2.49 per subscription, we're still quite a bit lower than a number of competitive products on the marketplace.  So, that pricing has been well accepted.

Mr. James Lee:  Okay.

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And then, on the competitive front, what are your thoughts on free sites like--I'm talking about Khan Academy, especially for the math products.  They can do it--and, you know, what are your thoughts on them being potentially competitive, given that it's free for the schools?

Mr. Glenn James:  James, this is Glenn.

We actually love Khan Academy and similar type Web sites and competitors that are out there, because in the way that Khan Academy is in content, we aren't.  What we're about is reading and math practice.

So, those that provide curriculums, textbooks or content of the type of that Khan Academy provides, actually work well with our products, and we're doing things to help align what we do with some of that material.

Uh, it's actually much more problematic for some of our competitors who do have curriculum materials, textbooks and the like, and causes much more of a challenge for them competitively.  It's not the kind of thing that adversely affects our business at all.

Mr. James Lee:  But, Khan also has quizzes, especially math quizzes, which--doesn't that compete directly with your math products?

Mr. Glenn James:  Yeah, it's not so much about quizzing.  It's more about practice.  It's about alignment with, the capabilities.

So, if you think about our STAR and our Accelerated Math products, what they're doing is they're, level setting.  And, things like the psychometric basis of our products, as well as alignment with the standard--Common Core and existing state standards and ability to predict where a kid's going to end up on a year-end summative tests--There are things that Khan doesn't do and most of these other free sites don't do.

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So, while they may quiz kids on some of the material that's being taken, it's not the kind of thing that we see as being directly competitive and really has not adversely affected sales of the products.

Mr. James Lee:  Okay.  So, you haven't lost any schools that came to you and said, "Hey," you know, "we're not going to renew the product because we're going with free, and that's Khan," or some other site?

Mr. Glenn James:  No, actually it gets back to the point Steve made, which is the--while it's hard to characterize the market as completely price insensitive, because of the additional value of the capabilities that STAR, in particular, provided, we didn't see any adverse reaction in the marketplace to the price increase.  And, quite the contrary - we've gotten very, very solid market response, particularly to STAR, which is the product that underwent the most recent price increase.

Mr. James Lee:  Great.

Thank you.

Operator:  Thank you.

Once again, ladies and gentlemen, if you'd like to ask a question, please press star-one on your telephone keypad.

As a reminder, if you are using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

Ladies and gentlemen, it appears there are no further questions at this time.

Do you have any closing comments?

Mr. Glenn James:  I do.

Thank you, operator.

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We're pleased with our results and progress on strategic initiatives made in the first half of 2011.  The high customer interest in STAR Enterprise, the solid base of schools implementing our Renaissance School Excellence Program and the strength of the entire product line in a challenging budget environment provides confidence to us that we're on track.

We believe the next school year will continue to pose significant funding challenges for us, but with our financial strength, sound business model, loyal customers and outstanding products and service will allow us to overcome these challenges.  We continue to view this period as a time for the strong to invest and lay the groundwork for significant growth in the future.

Thanks very much for joining us today.  We'll see you next time.

Operator:  Thank you.

Ladies and gentlemen, this concludes today's teleconference.

You may disconnect your lines at this time.

Thank you for your participation.

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